Exhibit 99.1

News Release

Maxwell Appoints BDO USA LLP as Independent Auditor
SAN DIEGO, April 2, 2013 /PRNewswire/ -- Maxwell Technologies, Inc. (NASDAQ: MXWL) announced today that it has appointed BDO USA, LLP (“BDO”), an independent registered public accounting firm as its new independent auditor.

BDO will commence work immediately, beginning with the audit of the Company's financial statements for the fiscal years ending December 31, 2010, 2011, 2012 and 2013. BDO was selected after a competitive process, under the direction and approval of the Audit Committee of the Board of Directors, during which the Company evaluated a number of potential firms.

"BDO's international expertise and reputation for delivering independent, stringent, and comprehensive audits is well-known, and we are pleased to be working with them,” commented David J. Schramm, Maxwell's President and Chief Executive Officer.

As previously announced, Maxwell intends to restate its previously issued financial statements contained in its annual report on Form 10-K for the year ended December 31, 2011, and all unaudited quarterly reports on Form 10-Q in 2011 and 2012.

About Maxwell Technologies, Inc.
Maxwell is a leading developer and manufacturer of innovative, cost-effective energy storage and power delivery solutions. Our ultracapacitor products provide safe and reliable power solutions for applications in consumer and industrial electronics, automotive, transportation and information technology. Our high-voltage capacitor products help to ensure the safety and reliability of electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy. Our radiation-mitigated microelectronic products include power modules, memory modules and single board computers that incorporate powerful commercial silicon for superior performance and high reliability in aerospace applications. For more information, please visit our website: www.maxwell.com.
SOURCE Maxwell Technologies, Inc.

Michael Sund +1 (858) 503-3233; msund@maxwell.com